CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-84904) of Kyocera Corporation, and the Registration Statement on Form S-8 (Nos. 333-37201, 333-00890, 333-85561, and 333-103611) of AVX Corporation of our report dated May 9, 2003 relating to the financial statements, which appear in this Form 10-K.

/s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP
Atlanta, Georgia
June 17, 2003